EXHIBIT 5

                                  April 1, 1997

Bank United Corp.
3200 Southwest Freeway, Suite 1600
Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel for Bank United Corp., a Delaware corporation ("Company"), in connection with the Registration Statement on Form S-1 (Registration No. 333-19861), as amended, filed by the Company under the Securities Act of 1933, as amended ("Registration Statement"), with respect to up to $100,000,000 principal of the Company's __% Subordinated Notes due 2004 (the "2004 Notes") and up to $120,000,000 of the Company's __% Subordinated Notes due 2007 (the "2007 Notes" and, with the 2004 Notes, the "Notes"). The Notes are to be issued under an indenture to be dated as of April __, 1997 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee").

In such capacity we are familiar with the Restated Certificate of Incorporation, as amended, and the Bylaws of the Company, the Registration Statement and the Indenture and have examined all statutes, records, instruments and documents as we have deemed necessary for purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies and the truthfulness of all statements of fact contained therein.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

      1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
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Bank United Corporation
April 1, 1997
Page 2


      2. When (a) the Indenture has been duly executed and delivered by duly authorized officers of the Company and the Trustee, (b) duly authorized officers of the Company have executed the Notes (manually or in facsimile), (c) the Notes have been duly authenticated by the Trustee under the Indenture and sold in the manner contemplated in the Registration Statement and (d) payment of the agreed consideration for the Notes has been received by the Company, the Indenture will be a validly and legally binding instrument in accordance with its terms and the Notes will be entitled to the benefits of the Indenture and will be legally issued and binding obligations of the Company, except in each case as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting generally the enforcement of creditors' rights and by general equitable principles.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters."

                                    Very truly yours,

                                    Bracewell & Patterson, L.L.P.

JRB/jrb